RESOLUTION R-2001-087


       Approving the General Terms and Conditions of a transaction between South Carolina Electric & Gas Company and its parent SCANA Corporation, and the City of Columbia with respect to public transportation services in Columbia and other business Interests between the parties

     BE IT RESOLVED by the Mayor and City Council of the City of Columbia, South Carolina this 12th day of December, 2001 that the following general terms and conditions of an agreement between SCANA Corporation and its subsidiary SCE&G (hereinafter collectively referred to as "SCANA") and the City of Columbia, South Carolina (hereinafter referred to as "City") are hereby approved:

$ SCANA will pay the City for a franchise the sum of $15 million in four (4) quarterly installments of $3.75 million each beginning at the time of the transfer. SCANA will pay the City for a franchise an additional $2.47 million per year beginning one year after the time of the transfer and continuing for a total of seven (7) years.

$ SCANA will convey 6.98 acres of property on Huger Street, in a condition compliant with current state and federal regulations, currently used in connection with the transit system.

$ SCANA will convey the historic Columbia Canal and Hydroelectric Plant to the City and enter into collateral agreements relating to same.

$ SCANA and the City will enter into a new water contract for withdrawals from Lake Murray for the term of the electric and gas franchise

$ The City will relieve SCANA of the obligation to provide a public transit system in Columbia.

$    SCANA and the City will enter into a 30-year electric and gas franchise.

$ The transaction is contingent upon the execution of mutually agreeable contracts and the successful completion of certain due diligence inspections and evaluations by the City.

$ The transaction is subject to the approval of the South Carolina Public Service Commission, the Federal Energy Regulatory Commission and the Securities and Exchange Commission, and possible other governmental and regulatory bodies.

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     BE IT FURTHER RESOLVED that the Mayor and/or the City Manager be, and they are hereby, authorized and directed to execute such contracts and agreements as are necessary to effectuate the transactions contemplated herein.

Requested by:


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City Manager                                  Mayor

Approved by:


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City Manager

Approved as to form:                     ATTEST:


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City Attorney                                 City Clerk

Introduced: _____
Final Reading: _____